As filed with the Securities and Exchange Commission on June 3, 2024
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAGERTY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6411	86-1213144
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
121 Drivers Edge
Traverse City, Michigan 49684
(800) 922-4050
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Diana Chafey
Chief Legal Officer and Corporate Secretary
121 Drivers Edge
Traverse City, Michigan 49684
(800) 922-4050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin Criddle
Andrew Ledbetter
DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016
(480) 606-5100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY—SUBJECT TO COMPLETION, DATED June 3, 2024
PROSPECTUS/OFFER TO EXCHANGE
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
Hagerty, Inc.
for
Shares of Class A Common Stock
of
Hagerty, Inc.
and
Consent Solicitation
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JULY 2, 2024, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.
Terms of the Offer and Consent Solicitation
Until the Expiration Date (as defined below), we are offering to the holders (the “Holders”) of our (i) 5,749,989 outstanding public warrants (the “Public Warrants”), (ii) 257,500 private placement warrants (the “Private Warrants”), (iii) 28,750 underwriter warrants (the “Underwriter Warrants”), (iv) 1,300,000 OTM warrants (the “OTM Warrants” and collectively with the Private Warrants and the Underwriter Warrants, the “Private Placement Warrants”) and (v) 12,147,300 PIPE warrants (the “PIPE Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”) to purchase shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Hagerty, Inc., a Delaware corporation (the “Company”), the opportunity to receive 0.20 shares of Class A Common Stock per Warrant in exchange for each of our outstanding Warrants tendered by the Holder and exchanged pursuant to the offer (the “Offer”).
The Offer is being made to all Holders. The Public Warrants and Private Placement Warrants are governed by the warrant agreement, dated as of April 8, 2021, by and between the Company (as successor to Aldel Financial Inc. (“Aldel”)) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “IPO Warrant Agreement”). The PIPE Warrants are governed by the warrant agreement, dated as of December 2, 2021, by and between the Company and CST (the “Business Combination Warrant Agreement,” and together with the IPO Warrant Agreement, the “Warrant Agreements”). Our Class A Common Stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “HGTY” and “HGTY.WS,” respectively. The PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol “HGTPW.” As of May 15, 2024, a total of 19,483,539 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,896,707 shares of our Class A Common Stock in exchange for the Warrants.
Each Holder whose Warrants are exchanged pursuant to the Offer will receive 0.20 shares of our Class A Common Stock for each Warrant exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such Holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from Holders to amend both the IPO Warrant Agreement (the “IPO Warrant Amendment”) and the Business Combination Warrant Agreement (the “Business Combination Warrant Amendment,” and collectively with the IPO Warrant Amendment, the “Warrant Amendments”) to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be exchanged for 0.18 shares of Class A

Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the IPO Warrant Agreement, the IPO Warrant Amendment requires the vote or written consent of Holders of both (i) 50% of the Public Warrants outstanding and (ii) 50% of the Private Placement Warrants outstanding. Pursuant to the terms of the Business Combination Warrant Agreement, the Business Combination Warrant Amendment requires the vote or written consent of Holders of 50% of the PIPE Warrants outstanding.
Holders representing approximately 44.3% of the Public Warrants and 57.2% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the IPO Warrant Amendment pursuant to tender and support agreements (each, a “Tender and Support Agreement”). Additionally, Holders representing approximately 81.5% of the PIPE Warrants have agreed to tender their Warrants in the Offer and to consent to the Business Combination Warrant Amendment pursuant to Tender and Support Agreements. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants consent to the IPO Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the IPO Warrant Amendment will be adopted. As of the date hereof, a sufficient number of Holders of the PIPE Warrants have consented to the adoption of the Business Combination Warrant Amendment.
You may not consent to the Warrant Amendments without tendering your Warrants in the Offer, and you may not tender such Warrants without consenting to the Warrant Amendments. The consent to the Warrant Amendments is a part of the Letter of Transmittal and Consent (as defined below) relating to the Warrants, and, therefore, by tendering your Warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Warrants you have tendered in the Offer.
The Offer and Consent Solicitation is made solely upon the terms and conditions in this prospectus/offer to exchange (this “Prospectus/Offer to Exchange”) and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until one minute after 11:59 p.m., Eastern Time, on July 2, 2024, or such later time and date to which we may extend the Offer and Consent Solicitation (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those Holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the Holders (and the related consent to the applicable Warrant Amendment will be revoked).
You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendments are approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by August 2, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your related consent to the applicable Warrant Amendment will be withdrawn as a result.
Warrants not exchanged for shares of our Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendments are approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and, if the Warrant Amendments are approved, we intend to require the conversion of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendments. Our Public Warrants are currently listed on the NYSE under the symbol “HGTY.WS”; however, our Public Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding Public Warrants has become so reduced as to make further listing inadvisable or unavailable.
The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.
A special committee of our board of directors (the “Special Committee”), comprised entirely of independent directors, has approved the Offer and Consent Solicitation. However, neither we nor any of our board of directors, management, information agent, or exchange agent is making any recommendation as to whether Holders should tender Warrants for exchange in the Offer and consent to the Warrant Amendments in the Consent Solicitation. Each Holder must make its own decision as to whether to exchange some or all of its Warrants and consent to the applicable Warrant Amendment.

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 564-8149 (Toll Free)
(212) 269-5550 (call collect)
Email: HGTY@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given to Holders.
The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the applicable Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 11 of this Prospectus/Offer to Exchange.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Warrant Amendments. By tendering your Warrants, you will be delivering your consent to the applicable proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.
This Prospectus/Offer to Exchange is dated             , 2024.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company and our Class A Common Stock and Warrants and the financial statements and the notes included herein, as well as the documents incorporated herein by reference and any applicable prospectus supplement. When we refer to the statements or information contained or included in this Prospectus/Offer to Exchange, such references also include the statements or information in the documents that we have incorporated by reference into this Prospectus/Offer to Exchange.
We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange, any document incorporated herein by reference, or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities offered hereby if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
BASIS OF PRESENTATION
The first Hagerty company was founded in 1984 under the name Hagerty Marine Insurance Agency, Inc. The Hagerty Group, LLC (“The Hagerty Group”) was formed in 2009 and completed a business combination in 2021 with Aldel and Aldel Merger Sub LLC, in which The Hagerty Group survived as the wholly owned subsidiary (the “Business Combination”). Pursuant to the Business Combination, The Hagerty Group succeeded to Aldel’s reporting obligations and Aldel changed its name to Hagerty, Inc.
References to a year refer to our fiscal years ended on December 31 of the specified year.
Certain monetary amounts, percentages, and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to the “Company,” “Hagerty,” “we,” “us,” or “our” refer to the business of Hagerty, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Prospectus/Offer to Exchange and the documents incorporated herein by reference contain statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the timing or effect of the Offer or the Consent Solicitation, our financial position and business strategy, and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Prospectus/Offer to Exchange, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Prospectus/Offer to Exchange, including our ability to:
•compete effectively within our industry and attract and retain our insurance policyholders and paid Hagerty Drivers Club (“HDC”) subscribers (collectively, “Members”);
•maintain key strategic relationships with our insurance distribution and underwriting carrier partners;
•prevent, monitor, and detect fraudulent activity;
•manage risks associated with disruptions, interruptions, outages or other issues with our technology platforms or our use of third-party services;
•accelerate the adoption of our membership products as well as any new insurance programs and products we offer;
•manage the cyclical nature of the insurance business, including through any periods of recession, economic downturn or inflation;
•address unexpected increases in the frequency or severity of claims;
•comply with the numerous laws and regulations applicable to our business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet, and accounting matters;
•manage risks associated with being a controlled company;
•successfully defend any litigation, government inquiries, and investigations;
•exchange of Warrants for Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;
•require that Warrants be exchanged for shares of Class A Common Stock pursuant to the Warrant Amendments, which would be at a ratio 10% lower than the exchange ratio applicable to the Offer;
•manage the effects of future exchange and interest rates; and
•address other risks and uncertainties indicated in this Prospectus/Offer to Exchange, including those under “Risk Factors” herein, and other filings the Company has made, or will make, with the SEC.
These forward-looking statements are based on information available as of the date of this Prospectus/Offer to Exchange and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange, or in the case of statements incorporated by reference, on the date of the document incorporated by reference.

SUMMARY
The Offer and Consent Solicitation
This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated herein by reference or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information; Incorporation by Reference”).
Summary of the Offer and Consent Solicitation

The Company
We are a market leader in providing insurance for classic cars and enthusiast vehicles. Through our insurance model, we act as a Managing General Agent (“MGA”) by underwriting, selling and servicing classic car and enthusiast vehicle insurance policies. Then, due to our consistent track record of delivering strong underwriting results, we reinsure a large portion of the risks written by our MGA subsidiaries through our wholly owned subsidiary, Hagerty Reinsurance Limited (“Hagerty Re”). In addition, we offer HDC memberships, which can be bundled with our insurance policies and give subscribers access to an array of products and services, including Hagerty Drivers Club Magazine, automotive enthusiast events, our proprietary vehicle valuation tool, emergency roadside assistance, and special vehicle-related discounts. Lastly, to complement our insurance and membership offerings, we also offer Hagerty Marketplace (“Marketplace”), where car enthusiasts can buy, sell, and finance collector cars. Through these offerings, our goal is to be the world’s most trusted and preferred brand for enthusiasts to protect, buy and sell, and enjoy the special cars that are their passion.
The backbone of our ecosystem is our fast-growing insurance business. People take excellent care of the things they love, and we take great pride in protecting and preserving their treasured vehicles. For almost 40 years, we have consistently grown our insurance business and currently insure approximately 2.4 million classic cars and enthusiast vehicles. We have built a strong reputation for providing excellent customer service through our passionate member service center, resulting in a Net Promoter Score of at least 82 in recent years, an insurance policy retention rate close to 90%, and a typical policy life of approximately nine years.
HDC and Marketplace, as well as our media and entertainment platforms, work synergistically with our insurance business to drive retention and loyalty and enable auto enthusiasts to protect, buy and sell, and enjoy their special cars, whether it be on the road, on the track, in the garage, at an event, or through our media content. We believe the combination of these complementary offerings creates an enthusiast-centered ecosystem of products and services, generating multiple points of monetization, resulting in an attractive recurring revenue business model with relatively low customer acquisition costs that benefit from increasing scale.
With a rich heritage spanning over 40 years, the first Hagerty company was founded in 1984. Hagerty, Inc., a Delaware corporation, was formed in 2020 and became a public company traded on the NYSE in 2021.

Corporate Contact Information
Our principal executive offices are located at Hagerty, Inc., 121 Drivers Edge, Traverse City, Michigan 49684, and our telephone number is (800) 922-4050. Our website address is Hagerty.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Warrants that Qualify for the Offer
As of May 15, 2024, a total of 19,483,539 Warrants were outstanding with the opportunity to receive 0.20 shares of Class A Common Stock per Warrant in exchange for each of our outstanding Warrants tendered by the Holder and exchanged pursuant to the Offer at an exercise price of either (i) $11.50 for the Public Warrants, Private Warrants, Underwriter Warrants and PIPE Warrants, or (ii) $15.00 for the OTM Warrants. Pursuant to the Offer, we are offering up to an aggregate of 3,896,707 shares of our Class A Common Stock in exchange for all of our outstanding Warrants.
Under the Warrant Agreements, we may call the Warrants for redemption at our option:
•in whole and not in part;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Holder; and
•at a price of $0.01 per Warrant if, and only if, the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to Holders; provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.
The Public Warrants, Underwriter Warrants, Private Warrants and PIPE Warrants expire on December 2, 2026, subject to certain terms and conditions. The OTM Warrants expire on December 2, 2031, subject to certain terms and conditions.

Market Price of Our Common Stock
Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “HGTY” and “HGTY.WS,” respectively. The PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol “HGTPW.” See “Market Information, Dividends, and Related Stockholder Matters.”

The Offer
Each Holder who tenders Warrants for exchange pursuant to the Offer will receive 0.20 shares of our Class A Common Stock for each Warrant so exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such Holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock in the exchange.
The shares of Class A Common Stock issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the Holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.
The Offer is being made to all Holders except those Holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, Holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the applicable Warrant Agreement governing the tendered Warrants as set forth in the applicable Warrant Amendment attached hereto as Annex A and/or Annex B. If approved, the Warrant Amendments would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be exchanged for shares of Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such exchange, no Warrants will remain outstanding

Purpose of the Offer and Consent Solicitation
The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Time, on July 2, 2024, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.
If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the applicable Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time, subject to approval by the Special Committee, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendments. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation that so requires, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of Holders of (i) at least 50% of the outstanding Public Warrants and at least 50% of the outstanding Private Placement Warrants (which is the minimum threshold required to amend the IPO Warrant Agreement), and (ii) at least 50% of the outstanding PIPE Warrants (which is the minimum threshold required to amend the Business Combination Warrant Agreement). We may waive the conditions to the Offer in whole or in part. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.” We reserve the right, notwithstanding the satisfaction of these conditions, to terminate and withdraw the Offer and Consent Solicitation. Promptly upon any such termination and withdrawal, we will return the tendered Warrants (and the related consent to the applicable Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform Holders of such event.

Withdrawal Rights
If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants (and thereby automatically revoke the related consent to the applicable Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and thereby automatically revoke the related consent to the applicable Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by August 2, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences of the Offer and Warrant Amendments
For those Holders participating in the Offer and for any Holders of “new” Warrants subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendments (as discussed below in the following paragraph), we intend to treat the exchange of Warrants for our Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under such treatment, (i) you would not recognize any gain or loss on the exchange of Warrants for shares of Class A Common Stock (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in our Class A Common Stock received in the exchange would be equal to your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for our Class A Common Stock received in the exchange would include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our Warrants for our Class A Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require U.S. Holders (as defined under “Market Information, Dividends, and Related Stockholder Matters — Material U.S. Federal Income Tax Consequences — U.S. Holders”) to recognize taxable income on the exchange of Warrants for our Class A Common Stock.
Although the issue is not free from doubt, if the Warrant Amendments are approved, we intend to treat all Warrants not exchanged for Class A Common Stock in the Offer (“non-participating Warrants”) as having been exchanged for “new” Warrants pursuant to the Warrant Amendments and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) Holders of non-participating Warrants would not recognize any gain or loss on the deemed exchange of non-participating Warrants for “new” Warrants, (ii) the aggregate tax basis in the “new” Warrants deemed to be received in the exchange would be equal to the applicable Holder’s aggregate tax basis in its existing non-participating Warrants deemed surrendered in the exchange, and (iii) such holder’s holding period for the “new” Warrants deemed to be received in the exchange would include the holder’s holding period for the non-participating Warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendments, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See “Market Information, Dividends, and Related Stockholder Matters — Material U.S. Federal Income Tax Consequences.”

No Recommendation	Neither we nor any of our board of directors, our management, the exchange agent, the consent solicitor, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendments, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 11 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004

Consent Solicitor
The consent solicitor for the Offer and Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 564-8149 (Toll Free)
(212) 269-5550 (call collect)
Email: HGTY@dfking.com

Additional Information
We recommend that Holders review the registration statement, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, as well as the other documents we have filed with the SEC that are incorporated herein by reference as described under “Where You Can Find More Information; Incorporation by Reference,” before making a decision on whether to tender for exchange in the Offer and consent to the applicable Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 564-8149 (Toll Free)
(212) 269-5550 (call collect)
Email: HGTY@dfking.com

Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:
•reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data;
•an exemption from compliance with the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;
•reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and
•exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of this extended transition period and, accordingly, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or that have opted out of using such extended transition period, which may make comparison of our financial statements with those of other public companies more difficult.
We may take advantage of this relief until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of

$1.235 billion or more; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; and (iv) December 31, 2026. We may choose to take advantage of some but not all of these reduced reporting burdens.

RISK FACTORS
In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below, as well as the other information included or incorporated by reference in this Prospectus/Offer to Exchange, before deciding whether to participate in the Offer and Consent Solicitation. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are incorporated herein by reference. If any of the risks contained in or incorporated by reference into this Prospectus/Offer to Exchange develop into actual events, our business, financial condition, liquidity, results of operations, and prospects could be materially and adversely affected. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward Looking Statements” section in this Prospectus/Offer to Exchange.
Risks Related to Our Business
For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Risks Related to Our Warrants and the Offer and Consent Solicitation
The Warrant Amendments, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.
If we obtain the requisite approval of the Warrant Amendments by Holders in the Consent Solicitation, the Company will have the right to require Holders to exchange each Warrant then outstanding for 0.18 shares of Class A Common Stock. This represents a ratio of shares of Class A Common Stock per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants if the Warrant Amendments are approved, we would not be required to effect such an exchange and may defer doing so, if ever, until it is most advantageous to us.
Pursuant to the terms of the IPO Warrant Agreement, the consent of Holders of at least 50% of the outstanding Public Warrants and Private Placement Warrants is required to approve the IPO Warrant Amendment. Pursuant to the terms of the Business Combination Warrant Agreement, the consent of Holders of at least 50% of the outstanding PIPE Warrants is required to approve the Business Combination Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendments is the receipt of the consent of Holders of at least 50% of the outstanding Public Warrants, Private Placement Warrants and PIPE Warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 44.3% of the outstanding Public Warrants, 57.2% of the outstanding Private Placement Warrants and 81.5% of the outstanding PIPE Warrants have agreed to tender their Warrants (as applicable) in the Offer and to consent to the applicable Warrant Amendment in the Consent Solicitation. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants consent to the IPO Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the IPO Warrant Amendment will be adopted. As of the date hereof, a sufficient number of Holders of the PIPE Warrants have consented to the adoption of the Business Combination Warrant Amendment.
If the Warrant Amendments are approved, we currently intend to require the exchange of all then outstanding Warrants for shares of Class A Common Stock as provided in the Warrant Amendments, which would result in the Holders of any Warrants that remain outstanding receiving 10% fewer shares than if they had tendered their Warrants in the Offer.
The exchange of Warrants for Class A Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.
To the extent the Offer is completed and Holders elect to participate in the Offer, our Warrants may be exchanged for shares of Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. Any Warrants remaining outstanding after the Offer would likely be exercised only if the exercise price of the Warrants is below the market price of our Class A Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendments. To the extent such Warrants are exchanged or exercised, additional shares of Class A Common Stock will be issued. Any such issuances of Class A Common Stock would result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Holders.
None of our board of directors, our officers or employees, our affiliates, the exchange agent, the consent solicitor or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the applicable Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.
Tendering your Warrants in the Offer may not put you in a better future economic position.
We can give no assurance as to the market price of our securities in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Class A Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, you may not be able to sell your Warrants (or exercise them for shares of Class A Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendments are adopted, and you choose not to tender some or all of your Warrants in the Offer, you may receive fewer shares than if you had tendered your Warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of shares of Class A Common Stock offered in the Offer is fixed. The market price of our Class A Common Stock may fluctuate, and the market price of our Class A Common Stock when we deliver our Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.
The number of shares of Class A Common Stock offered in the Offer for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A Common Stock when we deliver Class A Common Stock in exchange for your Warrants could be less than the market price of the Warrants at the time you tender your Warrants. The market price of our Class A Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Class A Common Stock in exchange for Warrants, or during any extension of the Offer Period.
Registration of the shares of our Class A Common Stock issuable upon exercise of the Warrants under the Securities Act may not be in place when an investor desires to exercise Warrants.
Under the terms of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of shares of our Class A Common Stock issuable upon exercise of the Warrants, and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreements. We may not be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC issues a stop order. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, we are required to permit Holders to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to Holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising Holder, or an exemption from registration is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.
The liquidity of the Warrants that are not exchanged may be reduced.
The Public Warrants are listed on the NYSE under the symbol “HGTY.WS,” and the PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol “HGTPW.” However, trading activity in these Warrants has been limited. If the Warrant Amendments are approved, it is unlikely that any Warrants will remain outstanding for any meaningful time following the completion of the Offer and Consent Solicitation. However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become even more limited due to our ability to call the warrants at a reduced exchange ratio and the reduction in the number of Warrants outstanding upon completion of the Offer. Additionally, our Public Warrants are currently listed on the NYSE under the symbol “HGTY.WS”; however, our Public Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding Public Warrants has become so reduced as to make further listing inadvisable or unavailable. If we fail to satisfy the NYSE’s listing requirements for the Public Warrants as a result of the exchange, then the market for unexchanged Warrants will be further impaired. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
If Holders of an insufficient number of Warrants consent to Warrant Amendments, the Warrants may never provide any value to Holders.
Pursuant to the Tender and Support Agreement, parties representing approximately 44.3% of the outstanding Public Warrants, 57.2% of the outstanding Private Placement Warrants and 81.5% of the outstanding PIPE Warrants have agreed to tender their Warrants (as applicable) in the Offer and to consent to the applicable Warrant Amendment in the Consent Solicitation. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants do not consent to the IPO Warrant Amendment in the Consent Solicitation, the IPO Warrant Amendment will not be adopted. In addition, if the other conditions of the Offer and Consent Solicitation described herein are not satisfied or waived, then either or both Warrant Amendments will not be adopted and the Warrants will continue to exist on their current terms. The Public Warrants, Private Warrants, Underwriter Warrants and PIPE Warrants have an exercise price of $11.50 per share of Class A Common Stock, and the OTM Warrants have an exercise price of $15.00 per share of Class A Common Stock. These exercise prices are significantly above the current trading price of shares of our Class A Common Stock. See “Market Information, Dividends, and Related Stockholder Matters.” Our Class A Common Stock may not trade above these exercise prices during the remaining term of the Warrants. If the trading price of our Class A Common Stock does not increase, your Warrants may expire worthless. In addition, other than the Offer (and if the Warrant Amendments are approved the exchange of all then outstanding Warrants at a 10% lower exchange ratio than in the Offer), we do not currently intend to conduct any future tender offer or to provide any alternative liquidity opportunities for the Warrants.
THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment, and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein or are incorporated herein by reference, before making a decision regarding the Offer and Consent Solicitation.
General Terms
Until the Expiration Date, we are offering to Holders the opportunity to receive 0.20 shares of Class A Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock pursuant to the

Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such Holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period, less any applicable withholding taxes.
As part of the Offer, we are also soliciting from the Holders their consent to the applicable Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be exchanged for shares of Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendments will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. Copies of the Warrant Amendments are attached hereto as Annex A and Annex B. We urge that you carefully read the applicable Warrant Amendment in its entirety. Pursuant to the terms of the IPO Warrant Agreement, all amendments except certain specified modifications or amendments require the vote or written consent of Holders of both (i) 50% of the Public Warrants outstanding and (ii) 50% of the Private Placement Warrants outstanding. Pursuant to the terms of the Business Combination Warrant Agreement, all amendments except certain specified modifications or amendments require the vote or written consent of Holders of 50% of the PIPE Warrants outstanding.
Holders who tender Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the applicable Warrant Amendment (effective upon our acceptance of the tendered Warrants). The consent to the Warrant Amendments are a part of the Letter of Transmittal and Consent relating to the Warrants.
You cannot tender any Warrants for exchange in the Offer without giving your consent to the applicable Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Public Warrants may result in the approval of the IPO Warrant Amendment.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.
You may tender some or all of your Warrants into the Offer.
If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.
If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendments are approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by August 2, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Corporate Information
Our principal executive offices are located at 121 Drivers Edge, Traverse City, Michigan 49684, and our telephone number is (800) 922-4050. We maintain a website at Hagerty.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
Warrants Subject to the Offer
Each Warrant entitles the Holder to purchase one share of our Class A Common Stock at a price of $11.50 per share for the Public Warrants, Private Warrants, Underwriter Warrants and PIPE Warrants or $15.00 per share for the OTM Warrants, subject to adjustment. The Public Warrants are listed on the NYSE under the symbol “HGTY.WS,” and the PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol

“HGTPW.” As of May 15, 2024, a total of 19,483,539 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,896,707 shares of our Class A Common Stock in exchange for all of our outstanding Warrants.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Time, on July 2, 2024, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. We may decide not to exercise our right to extend the Offer Period. During any extension, all Holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the applicable Warrant Amendment is approved, until the expiration of the (i) Public Warrants, Private Warrants, Underwriter Warrants and PIPE Warrants on December 2, 2026 and (ii) the OTM Warrants on December 2, 2031, subject to certain terms and conditions.
Amendments to the Offer and Consent Solicitation
We reserve the right, at any time or from time to time, subject to the approval of the Special Committee, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendments.
If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation that so requires, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
If we increase or decrease the exchange ratio of our Class A Common Stock issuable in exchange for a Warrant or the amount of Warrants sought for tender, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business-day period.
Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.
Partial Exchange Permitted
Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such Holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the NYSE on the last trading day of the Offer Period, less any applicable withholding taxes.
Conditions to the Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
•the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
•no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer or the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
•there shall not have been any action threatened, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and
•there shall not have occurred: (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, an outbreak of a pandemic or contagious disease, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.
The Consent Solicitation is conditioned on our receiving the consent of Holders of (i) at least 50% of the outstanding Public Warrants and at least 50% of the outstanding Private Placement Warrants (which is the minimum threshold required to amend the IPO Warrant Agreement), and (ii) at least 50% of the outstanding PIPE Warrants (which is the minimum threshold required to amend the Business Combination Warrant Agreement).
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform Holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
In addition, as to any Holder, the Offer and Consent Solicitation is conditioned upon such Holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the Holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.
The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the applicable Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Holder’s Own Decision
None of our board of directors, our officers or employees, our affiliates, the exchange agent, the consent solicitor or the information agent is making any recommendations to any Holder as to whether to exchange their Warrants and deliver their consent to the applicable Warrant Amendment. Each Holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreements pursuant to the Consent Solicitation.
Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendments
Issuance of Class A Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the applicable Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering Holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the applicable Warrant Amendment with respect to each Warrant tendered.
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Holder that, among other things: (i) the Holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the Holder consents to the applicable Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (iv) such Holder is voluntarily participating in the Offer; (v) the future value of our Warrants and Class A Common Stock is unknown and cannot be predicted with certainty; (vi) such Holder has read this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, and the applicable Warrant Amendment; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the ultimate liability for all Tax Items is and remains the responsibility solely of the Holder, and in that regard, such Holder will authorize the Company to withhold all applicable Tax Items legally payable by or on behalf of such Holder.
Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.
Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal and Consent
A registered holder of Warrants may tender their Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.
In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.
In the Letter of Transmittal and Consent, the tendering registered Holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the Holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution (as defined below). See “— Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if our shares of Class A Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such registered holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent, or (ii) such Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners
Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP and, in that case, the participant need not complete, execute, and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.
Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the registered holder can still tender its Warrants if all the following conditions are met:
•the tender is made by or through an Eligible Institution;
•the exchange agent receives by hand, mail, overnight courier, facsimile, or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within one business day that the NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.
In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Class A Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.
Fees and Commissions
Holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering Holder. Other reasons transfer taxes could be imposed include (i) if our Class A Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering Holder and/or withheld from any payment due with respect to the Warrants tendered by such Holder.
Withdrawal Rights
By tendering Warrants for exchange, a Holder will be deemed to have validly delivered its consent to the applicable Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the applicable Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the applicable Warrant Amendment. Tenders of Warrants and consent to the applicable Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that Warrants that are not accepted by us for exchange by August 2, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in this section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.
A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function or (ii) delivering to the exchange agent, by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.
A Holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is one minute after 11:59 p.m., Eastern Time, on July 2, 2024, or such later time and date to which we may extend. Our Class A Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the Exchange Agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Holder of our non-acceptance.
Announcement of Results of the Offer and Consent Solicitation
We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.
Background and Purpose of the Offer and Consent Solicitation
The Special Committee, comprised solely of independent directors, approved the Offer and Consent Solicitation on May 28, 2024. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A Common Stock in exchange for such Warrants pursuant to the Offer.
Agreements, Regulatory Requirements, and Legal Proceedings
Except for the Warrant Agreements and the Tender and Support Agreement, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.
Pursuant to the Tender and Support Agreement, parties representing approximately 44.3% of the outstanding Public Warrants, 57.2% of the outstanding Private Placement Warrants and 81.5% of the outstanding PIPE Warrants have agreed to tender their Warrants (as applicable) in the Offer and to consent to the applicable Warrant Amendment in the Consent Solicitation. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants consent to the IPO Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the IPO Warrant Amendment will be adopted. As of the date hereof, a sufficient number of Holders of the PIPE Warrants have consented to the adoption of the Business Combination Warrant Amendment.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers, and Others
Except as disclosed in the section entitled “Beneficial Ownership of Securities” none of our directors, executive officers or affiliates beneficially own any of the Warrants. Each of Aldel LLC, Aldel Capital LLC, State Farm Mutual Automobile Insurance Company and Markel Group Inc. has agreed, pursuant to the Tender and Support Agreement which each has signed, to tender their Warrants pursuant to the Offer. None of Aldel LLC, Aldel Capital LLC, State Farm Mutual Automobile Insurance Company or Markel Group Inc. will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with Holders of the outstanding Warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

MARKET INFORMATION, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS
Market Information of Class A Common Stock and Warrants
Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “HGTY” and “HGTY.WS,” respectively. As of May 15, 2024, a total of 19,483,539 Warrants were outstanding. The closing price of our Class A Common Stock and Public Warrants on May 30, 2024 was $9.30 and $1.93, respectively. The PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol “HGTPW,” although no inside price quotations are available.
The following table sets forth the high and the low closing prices per share of our Class A Common Stock during each of the last eight fiscal quarters:

Quarter Ended	High	Low
June 30, 2022	$11.60	$7.57
September 30, 2022	13.47	8.99
December 31, 2022	9.63	7.88
March 31, 2023	10.32	8.05
June 30, 2023	10.17	8.30
September 30, 2023	9.42	8.16
December 31, 2023	8.74	7.58
March 31, 2024	9.18	7.74
As of May 30, 2024, there were approximately 12 holders of record of our Class A Common Stock, 1 Holder of record of our Public Warrants, 1 Holder of record of our Private Warrants, 7 Holders of record of our Underwriter Warrants, 2 Holders of record of our OTM Warrants and 15 Holders of record of our PIPE Warrants. Such numbers do not include DTCC participants or beneficial owners holding securities through nominee names.
Dividends
We have never declared or paid any dividends on our Class A Common Stock or Class V common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business, as well as for our previously disclosed share repurchase program. Accordingly, we do not currently pay dividends, and may not pay dividends, for the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in any debt agreements, and other factors that our board of directors may deem relevant.
Source and Amount of Funds
Because this transaction is an offer to Holders to exchange their existing Warrants for our Class A Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares, will be approximately $1,100. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.
Exchange Agent
Continental Stock Transfer & Trust Company has been appointed as the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.
Consent Solicitor
D.F. King & Co., Inc. has been appointed as the consent solicitor for the Offer and Consent Solicitation, and will receive customary compensation for its services.
Fees and Expenses
The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the consent solicitor, the information agent, or by our officers and other employees and affiliates.
You will not be required to pay any fees or commissions to us, the exchange agent, the consent solicitor or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Securities” and (ii) as set forth in our certificate of incorporation (our “Charter”), there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.
Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.
Tender and Support Agreement
Parties representing approximately 44.3% of the Public Warrants, 57.2% of the Private Placement Warrants and 81.5% of the PIPE Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendments in the Consent Solicitation pursuant to the Tender and Support Agreement. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants consent to the IPO Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the IPO Warrant Amendment will be adopted. As of the date hereof, a sufficient number of Holders of the PIPE Warrants have consented to the adoption of the Business Combination Warrant Amendment.
Registration Under the Exchange Act
The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and

Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock.
Accounting Treatment
We will account for the exchange of Warrants as a Class A Common Stock issuance for no additional value. The par value of each share of Class A Common Stock issued in the Offer will be recorded as a decrease in warrant liabilities and an increase in Class A Common Stock and additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a decrease in cash and an increase in additional paid-in capital. The Offer will not modify the current accounting treatment for the unexchanged Warrants.
Absence of Appraisal or Dissenters’ Rights
Holders do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of certain material U.S. federal income tax consequences of the receipt of Class A Common Stock in exchange for our Warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendments, the deemed exchange of non-participating Warrants for “new” Warrants as a result of the Warrant Amendments, and the ownership and disposition of Class A Common Stock. Insofar as such discussion includes statements that purport to constitute summaries of U.S. federal income tax law and regulations or legal conclusions with respect thereto, it represents the opinion of DLA Piper LLP (US) as to the material U.S. federal income tax consequences of the receipt of Class A Common Stock in exchange for our outstanding Warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendments, the deemed exchange of non-participating Warrants for “new” Warrants as a result of the Warrant Amendments, and the ownership and disposition of Class A Common Stock.
This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our Warrants or Class A Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. The IRS or a court may take a contrary position to those discussed below.
This discussion is limited to Holders that hold our Warrants and will hold our Class A Common Stock, in each case, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Warrants or Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•real estate investment trusts or regulated investment companies;
•broker-dealers or traders in securities;

•taxpayers that are subject to the mark-to-market tax accounting rules;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons who actually or constructively own five percent or more (by vote or value) of our shares of Class A Common Stock;
•persons deemed to sell our Warrants or Class A Common Stock under the constructive sale provisions of the Code;
•persons who hold or receive our Warrants or Class A Common Stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;
•tax-qualified retirement plans;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the Warrants or Class A Common Stock being taken into account in an applicable financial statement.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Warrants or Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Warrants or Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE OWNERSHIP AND DISPOSITION OF OUR WARRANTS OR OUR CLASS A COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Warrants and/or Class A Common Stock (as applicable) received in exchange for Warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchange of Warrants for Class A Common Stock
For those U.S. Holders participating in the Offer and for any Holders of “new” Warrants subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendments, we intend to treat the exchange of Warrants for our Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you would not recognize any gain or loss on the exchange of Warrants for shares of our Class A Common Stock (except to the extent of any cash payment is received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the Class A Common Stock received in the exchange would be equal to your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for the Class A Common Stock received in the exchange would include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash that a U.S. Holder receives in lieu of a fractional share of our Class A Common Stock pursuant to either the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendments should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our Warrants for our Class A Common Stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of our Warrants for our Class A Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our Class A Common Stock described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Alternatively, the IRS or a court may, if and to the extent that it views the Class A Common Stock received by an exchanging Holder as having a value in excess of the Warrants surrendered by such Holder, treat such Holder as having received a constructive dividend or a fee in consideration for consenting to the Warrant Amendments (which constructive dividend or fee may be taxable and may be taxable as ordinary income).
If you exchange our Warrants for our Class A Common Stock pursuant to the Offer or if your non-participating Warrants are subsequently exchanged for our Class A Common Stock pursuant to the Warrant Amendments, and if you hold 5% or more of our Class A Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the Warrants transferred in the exchange and your tax basis, immediately prior to the exchange, in such Warrants), and to maintain permanent records containing such information.
Non-participating Warrants
Although the issue is not free from doubt, if the Warrant Amendments are approved, we intend to treat all non-participating Warrants as having been exchanged for “new” Warrants pursuant to the Warrant Amendments and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) each Holder of a non-participating Warrant would not recognize any gain or loss on the deemed exchange of non-participating Warrants for “new” Warrants, (ii) such Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal its aggregate tax basis in the non-participating Warrants deemed surrendered in the exchange, and (iii) such Holder’s holding period for the “new” Warrants deemed to be received in the exchange should include its holding period for the non-participating Warrants deemed surrendered. Special tax basis and holding period rules apply to Holders that acquired different blocks of our

Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.
Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of our Warrants for “new” Warrants pursuant to the Warrant Amendments, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of non-participating Warrants for “new” Warrants pursuant to the Warrant Amendments were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Taxation of Distributions on our Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A Common Stock, to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock, and to the extent in excess of such basis, will be treated as gain realized on the sale or other disposition of such Class A Common Stock and will be treated as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Dividends paid to a U.S. Holder that is a taxable corporation will be taxable at regular corporate tax rates and generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With respect to non-corporate U.S. Holders and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then corporate U.S. Holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock
Upon a sale or other taxable disposition of our Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Class A Common Stock (which is expected to include the U.S. Holder’s holding period in the Warrants exchanged for such Class A Common Stock if the “recapitalization” treatment discussed above applies) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder in such disposition is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock exchanged therefor.
Information Reporting and Backup Withholding
Distributions with respect to the Class A Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number (which for an individual is ordinarily their social security number), a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Warrants and/or our Class A Common Stock (as applicable) who or that is for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. Holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our securities. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Exchange of Warrants for our Class A Common Stock
A Non-U.S. Holder’s exchange of our Warrants for our Class A Common Stock pursuant to the Offer or the terms of the Warrant Amendments, and the deemed exchange of non-participating Warrants for “new” Warrants pursuant to the Warrant Amendments, should generally have the same tax consequences as described above under “— Exchange of Warrants for Class A Common Stock” and “— Non-participating Warrants” with respect to U.S. Holders, except that if a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, such Non-U.S. Holder should not be required to make the U.S. federal income tax filings required of U.S. Holders described above solely on account of the exchange of Warrants for our Class A Common Stock pursuant to the Offer or the terms of the Warrant Amendments. Any cash you receive in lieu of a fractional share of our Class A Common Stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of our Class A Common Stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Taxation of Distributions on our Class A Common Stock
In general, any distributions made to a Non-U.S. Holder with respect to our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding tax on the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides to the applicable withholding agent proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend for U.S. federal income tax purposes will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock and then any remaining amount will be treated as gain realized from the sale or other disposition of our Class A Common Stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a

U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification requirements (usually by providing an IRS Form W-8ECI to the applicable withholding agent). Instead, such dividends will generally be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock
Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our Class A Common Stock unless:
•the Non-U.S. Holder is an individual that was present in the U.S. for 183 days or more during the taxable year of such disposition and certain other requirements are met;
•the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder); or
•we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period for our Class A Common Stock.
A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming following the Offer, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period for our Class A Common Stock. If we were to become a USRPHC and shares of our Class A Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of shares of our Class A Common Stock and a 15% withholding tax would apply to the gross proceeds from such sale or disposition.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
Payments of dividends on our Class A Common Stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our Class A Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our Class A Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A Common Stock.

Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.
We have not taken any steps to register or qualify the Offer and Consent Solicitation in any non-U.S. jurisdiction. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Holders of this decision. The Offer and Consent Solicitation is not made to those Holders who reside in any jurisdiction where the Offer or Consent Solicitation would be unlawful.
Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 564-8149 (Toll Free)
(212) 269-5550 (call collect)
Email: HGTY@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to Holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of Delaware law, our Charter, and our Amended and Restated Bylaws (the “Bylaws”) in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Charter provides that the total number of authorized shares of all classes of capital stock is 820,000,000 shares, consisting of the below described classes, including 500,000,000 shares of Class A Common Stock, par value $0.0001 per share, 300,000,000 shares of Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock”) and 20,000,000 shares of Preferred Stock, par value $0.0001 per share. The Certificate of Designations provides that the Company is authorized to issue 16,688,449 shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”).
Common Stock
The holders of Class A Common Stock are entitled to one vote for each such share. The holders of Class V Common Stock are entitled to ten votes for each such share until the earlier of (i) the date on which such share of Class V Common Stock is transferred other than pursuant to a Qualified Transfer (as defined in the Charter) or (ii) the date that is 15 years from the effective date of the Charter. The holders of shares of Common Stock do not have cumulative voting rights.
The holders of shares of Class A Common Stock are entitled to receive such dividends and other distributions as declared by the Board of Directors (the “Board”), equally on a per share basis. The holders of Class V Common Stock are not entitled to receive dividends.
No holder of shares of Common Stock (in its capacity as such and without limiting any contractual rights) is entitled to preemptive rights.
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Series A Preferred Stock
Ranking. The Series A Preferred Stock ranks senior to the Class A Common Stock, the Class V Common Stock and each other class or series of shares of the Company that the Company may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution.
Voting. The holders of Series A Preferred Stock are entitled to 1 vote for each such share, and vote together with the Class A Common Stock on an as-converted basis and not as a separate class. The holders of Series A Preferred Stock have veto rights over (i) changes to the terms of the Certificate of Designations or the Company’s Charter or Bylaws that adversely impact the Series A Preferred Stock and (ii) the issuance of equity securities senior to the Series A Preferred Stock or other securities convertible thereto.
Dividends. The holders of shares of Series A Preferred Stock are entitled to receive dividends which are cumulative and accrue from the date of issuance at the rate of 7% per annum of the per-share purchase price of $9.43 (“Series A Purchase Price”) plus the amount of previously accrued dividends, compounded annually (“Accruing Dividends”). The Company may elect to pay the Accruing Dividends either in cash or in additional shares of Series

A Preferred Stock. Prior to June 23, 2026, holders of Series A Preferred Stock will also participate on an as-converted basis in dividends declared and paid on Class A Common Stock.
Conversion. Any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into shares of Class A Common Stock. The conversion price for the Series A Preferred Stock is initially $11.79 and is subject to adjustment upon certain events, including a stock split, a reverse stock split, or where a dividend is declared and paid on Class A Common Stock or Class V Common Stock (the “Conversion Price”). The Company may require such conversion (i) if the closing price per share of the Class A Common Stock, for at least twenty (20) of any thirty (30) consecutive trading days, exceeds: (a) on or after June 23, 2026, and prior to June 23, 2030, 150% of the Conversion Price; or (b) on or after the June 23, 2030, and prior to June 23, 2033, 100% of the Conversion Price; and (ii) on or after June 23, 2033. The conversion rate in effect at any applicable time (the “Conversion Rate”) is the quotient obtained by dividing the Series A Purchase Price by the Conversion Price.
Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, each share of Series A Preferred Stock will be paid the greater of (i) the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon, and (ii) the amount that such share of Series A Preferred Stock would have received had it converted into Class A Common Stock immediately prior to such liquidation, dissolution or winding up of the Company (the “Liquidation Preference”). After payment of the Liquidation Preference, the holders of Series A Preferred Stock will no longer be convertible and will not participate in any distribution made to the holders of Common Stock.
Change of Control. Upon a Change of Control, as defined in the Certificate of Designations, we may elect to redeem the Series A Preferred Stock or each holder of Series A Preferred Stock, individually, may require us to redeem all or a portion of its Series A Preferred Stock. The redemption price per share to be paid by the Company would be the greater of (i) the Series A Purchase Price plus any accrued but unpaid Accruing Dividends multiplied by either (a) 120% if redeemed prior to or on June 23, 2026; (b) 110% if redeemed after June 23, 2026, but prior to or on June 23, 2028; or (c) 100% if redeemed after June 23, 2028; and (ii) the amount such share of Series A Preferred Stock would have received had it converted into Class A Common Stock prior to the Change of Control. Any shares of Series A Preferred Stock that are not so redeemed will automatically convert into shares of Class A Common Stock and be paid in connection with the Change of Control.
Fundamental Transaction. In the event of any acquisition by the Company with a transaction value of at least $500.0 million or any equity or debt financing by the Company that raises at least $500.0 million, we may elect to redeem the Series A Preferred Stock or each holder of Series A Preferred Stock, individually, may require us to redeem all or a portion of its Series A Preferred Stock. The redemption price per share to be paid by the Company would be the Series A Purchase Price plus any accrued but unpaid Accruing Dividends multiplied by: (i) 120% if redeemed prior to or on June 23, 2026; (ii) 110% if redeemed after June 23, 2026, but prior to or on June 23, 2028; (iii) 108% if redeemed after June 23, 2028, but prior to or on June 23, 2029; (iv) 106% if redeemed after June 23, 2029, but prior to or on June 23, 2030; (v) 104% if redeemed after June 23, 2030, but prior to or on June 23, 2031; (vi) 102% if redeemed after June 23, 2031, but prior to or on June 23, 2032; or (vii) 100% if redeemed after June 23, 2032.
Optional Term Redemption. We may elect to optionally redeem all or any portion of the Series A Preferred Stock any time after June 23, 2028, for cash. The redemption price per share to be paid by the Company would be equal to the greater of: (i) the Series A Purchase Price plus any accrued but unpaid Accruing Dividends multiplied by: (a) 110% if redeemed after June 23, 2028, but prior to June 23, 2029; (b) 108% if redeemed on or after June 23, 2029, but prior to June 23, 2030; (c) 106% if redeemed on or after June 23, 2030, but prior to the June 23, 2031; (d) 104% if redeemed on or after June 23, 2031, but prior to June 23, 2032; (e) 102% if redeemed on or June 23, 2032, but prior to June 23, 2033; or (f) 100% if redeemed on or after June 23, 2033; and (ii) the amount such share of Series A Preferred Stock would have received had it converted into Class A Common Stock prior to the Term Redemption.

Preferred Stock
The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.
Warrants
Public Warrants
Each whole Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Holder of a Public Warrant may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. Only whole Public Warrants may be issued or traded. On the exercise of any Public Warrant, the exercise price will be paid directly to us.
We may redeem the outstanding Public Warrants for cash:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•after the 30-day redemption period; and
•if, and only if, the closing price of our Class A Common Stock equals or exceeds $18.00 per share (subject to adjustments discussed below) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Holders of Public Warrants.
We may not redeem the Warrants for cash unless there is, throughout the 30-day redemption period, an effective registration statement and current prospectus under the Securities Act covering the resale of the Class A Common Stock issuable upon exercise of the Public Warrants, subject to exceptions for cashless exercises. In the event we elect to redeem all of the Public Warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of redemption not less than 30 days prior to the Redemption Date to the registered and beneficial holders of the Public Warrants.
If we call the Public Warrants for redemption, we will have the option to require all Holders that wish to exercise Public Warrants to do so on a “cashless” basis. In such event, each Holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (a) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the Warrants, by (b) the fair market value. The “fair market value” means the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Holders of Public Warrants. Our ability to require cashless exercise is subject to certain limitations in the event the Holder of Public Warrants would beneficially own in excess of 4.9% or 9.8% (as specified by such Holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (a) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (b) 1 minus the quotient of (i) the price per share of Class A Common Stock paid in such rights offering and divided by (ii) the fair market value. For these purposes (x) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (y) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we pay a dividend or make a distribution in then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event, subject to limited exceptions.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise immediately prior to such adjustment, and (b) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In the event of a specified (a) reclassification or reorganization of the outstanding Class A Common Stock, (b) merger or consolidation of us with or into another entity, or (c) sale or conveyance to another entity of all or substantially all of our assets or other property in connection with which we are dissolved, then, in each such event, the Holders of the Public Warrants will have the right to purchase and receive, in lieu of the Class A Common Stock purchasable upon the exercise thereof, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such event that the Holder would have received upon exercise of its Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the exercise price will be reduced based on the Black-Scholes Warrant Value (as defined in the IPO Warrant Agreement) of the Public Warrant.
The Public Warrants expire at 5:00 PM, New York City time, on December 1, 2026 or earlier upon redemption or liquidation.
Private Warrants
Except as described in this section, the Private Warrants have terms and provisions that are identical to the Public Warrants. We may not redeem the Private Warrants so long as they are held by the initial purchasers or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by Holders other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us for cash and exercisable by the Holders on the same basis as the Public Warrants.
If Holders of the Private Warrants elect to exercise the Private Warrants on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (a) the product of the number of shares of Class A Common Stock underlying the Private Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the Warrants, by (b) the fair market value. The “fair market value” means the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.

The Private Warrants expire on December 1, 2026.
OTM Warrants
Except as described in this section, the OTM Warrants have terms and provisions that are identical to the Public Warrants. Each OTM Warrant is exercisable for one share of Class A Common Stock at a price of $15.00 per share, subject to adjustments. Exercise of the OTM Warrants is subject to the achievement of certain trading thresholds described below under “—Sponsor Warrant Lock-up Agreement.” The OTM Warrants may be exercised on a cashless basis so long as they continue to be held by the initial purchasers or their permitted transferees. If Holders of the OTM Warrants elect to exercise the OTM Warrants on a cashless basis, they would pay the exercise price by surrendering the number of OTM Warrants calculated in the same manner as the Private Warrants. The OTM Warrants are non-redeemable and expire on December 1, 2031.
Underwriter Warrants
Except as described in this section, the Underwriter Warrants have terms and provisions that are identical to the Public Warrants. The Underwriter Warrants are entitled to registration rights and, for so long as they are held by the underwriters, will not be exercisable after April 8, 2026 in accordance with FINRA Rule 5110(g)(8)(A). If the Underwriter Warrants are held by Holders other than the initial purchasers or their permitted transferees, the Underwriter Warrants will be redeemable by us for cash and exercisable by the Holders on the same basis as the Public Warrants. If Holders of the Underwriter Warrants elect to exercise the Underwriter Warrants on a cashless basis, they would pay the exercise price by surrendering the number of Underwriter Warrants calculated in the same manner as the Private Warrants. The Underwriter Warrants expire on December 1, 2026.
PIPE Warrants
Except as described in this section, the PIPE Warrants have terms and provisions that are identical to the Public Warrants. Exercise of the PIPE Warrants is subject to the achievement of certain trading thresholds described below under “—Sponsor Warrant Lock-up Agreement.” The PIPE Warrants may be exercised on a cashless basis. If Holders of the PIPE Warrants elect to exercise the PIPE Warrants on a cashless basis, they would pay the exercise price by surrendering the number of PIPE Warrants calculated in the same manner as the Private Warrants. The PIPE Warrants expire on December 1, 2026.
Sponsor Warrant Lock-up Agreement
In connection with the completion of the Business Combination, Aldel Investors LLC (“Sponsor”) and FG SPAC Partners, LP (“FGSP”) entered into the Sponsor Warrant Lock-Up Agreement with the Company, pursuant to which the Sponsor and FGSP agreed that:
•the Private Warrants are not exercisable until the date on which the volume weighted average trading price of the Class A Common Stock exceeds $15.00 per share (as adjusted for stock splits and the like) for any 20 trading days within any 30-trading day period;
•the OTM Warrants are not exercisable until the date on which the volume weighted average trading price of the Class A Common Stock exceeds $18.00 per share (as adjusted for stock splits and the like) for any 20 trading days within any 30-trading day period; and
•prior to being exercisable, the Sponsor may transfer the Private Warrants and the OTM Warrants, subject to certain limitations including the transferee’s written agreement to be bound by the terms and conditions of the Sponsor Warrant Lock-up Agreement.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any future cash dividends will be within the discretion of the Board at such time.

Rule 144
Pursuant to Rule 144, a person who acquired restricted shares of our common stock or Warrants at least six months prior to a proposed sale may be entitled to sell such securities. If the person is not one of our affiliates at the time of, or at any time during the three months preceding, the sale, then the person must have we must have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the sale.
If the seller is one of our affiliates at the time of, or at any time during the three months preceding, the sale, the affiliate would be subject to additional restrictions, including that the amount sold within any three-month period does not exceed the greater of:
•1% of the total number of shares of common stock then-outstanding; or
•the average weekly reported trading volume of the common stock during the four preceding calendar weeks.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements.
Registration Rights
Pursuant to the Amended and Restated Registration Rights Agreement, the Company filed a shelf registration statement registering the resale of the Company’s equity held by the certain holders, and granted to such holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreement).
Anti-Takeover Effects of Delaware Law and The Charter
Some provisions of Delaware law, the Charter and the Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
Stockholder Meetings
Special meetings of stockholders may be called by the chairperson of the Board, the chief executive officer (or his or her designee) of Hagerty or the Board, and, until a Change of Control Trigger Event occurs, by stockholders holding a majority of the voting power of Hagerty.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Hagerty’s Bylaws include advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.
Stockholder Action by Written Consent
The Charter provides that any action required or permitted to be taken by the stockholders may be effected (a) at a duly called annual or special meeting of the stockholders or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.
Removal of Directors
Directors may be removed (a) prior to a Control Trigger Event for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Company only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Stockholders Not Entitled to Cumulative Voting
The Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.
Choice of Forum
The Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Hagerty under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Hagerty to Hagerty or Hagerty’s stockholders; (iii) any action asserting a claim against Hagerty, its directors, officers or other employees arising under the DGCL, the Charter or the Bylaws of Hagerty (in each case, as may be amended from time to time); (iv) any action asserting a claim against Hagerty or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of Hagerty, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.
Amendment of Charter Provisions
The Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of our common stock prior to the completion of the Offer and Consent Solicitation and (ii) the expected beneficial ownership of our common stock following the completion of the Offer and Consent Solicitation and the approval of the Warrant Amendments, on a “full value exchange” scenario (as described below), by:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors and named executive officers; and
•all of our current directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities that may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Shares beneficially owned prior to completion of the Offer is based on 8,483,561 of our Series A Preferred Stock, 85,703,286 shares of our Class A Common Stock and 251,033,906 shares of our Class V Common Stock issued and outstanding as of May 15, 2024. The expected shares beneficially owned following completion of the Offer assumes a “full value exchange” scenario whereby all Holders exchange all of their outstanding Warrants for 0.20 shares of Class A Common Stock per Warrant. As of May 15, 2024, we had outstanding 5,749,989 Public Warrants, 257,500 Private Warrants, 28,750 Underwriter Warrants, 1,300,000 OTM Warrants, and 12,147,300 PIPE Warrants, for a total of 19,483,539 Warrants. Based on the foregoing assumptions, immediately following the “full value exchange” scenario, there would be 8,483,561 shares of our Series A Preferred Stock, 89,599,993 shares of our Class A Common Stock, 251,033,906 shares of our Class V Common Stock, and no Warrants outstanding. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-exchange basis will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Shares Beneficially Owned Prior to the Completion of the Offer		Shares Beneficially Owned Following Completion of the Offer
Name of Beneficial Holder(1)	Number	Percentage	Number	Percentage
5% Stockholders:
Hagerty Holding Corp(2)(3).	176,033,906	51.2%	176,033,906	50.7%
Markel Group, Inc.(3)(4)	79,812,265	23.2	79,380,265	22.8
State Farm Mutual Automobile Insurance Company(3)(5)	63,240,881	17.9	56,040,881	16.1
Directors and Named Executive Officers
McKeel Hagerty(6)	51,761,955	15.1	51,761,955	14.9
Patrick McClymont	42,252	*	42,252	*
Paul Rehrig	58,688	*	58,688	*
Mike Crowley	18,638	*	18,638	*
Laurie Harris	14,738	*	14,738	*
Rob Kauffman(7)	7,723,648	2.2	6,012,540	1.7
Sabrina Kay	18,638	*	18,638	*
Mika Salmi	18,638	*	18,638	*
Bill Swanson(8)	490,638	*	433,038	*
Randall Harbert	10,297	*	10,297	*
All directors and executive officers of registrant as a group (15 individuals)	61,143,917	17.8	59,375,209	17.1
__________________
*Represents less than 1%.
(1)Unless otherwise indicated, the business address of Hagerty Holding Corp. (“HHC”) and each of the individuals is c/o Hagerty, Inc., 121 Drivers Edge, Traverse City, MI 49684.
(2)Consists of 176,033,906 shares of Class V Common Stock and an equal number of units of The Hagerty Group (“Hagerty Group Units”) issued to HHC in the Business Combination. A share of Class V Common Stock and a single Hagerty Group Unit are exchangeable for one share of Class A Common Stock on a one-for-one basis pursuant to the Amended and Restated Exchange Agreement, dated as of March 23, 2022, by and among the Company, HHC, The Hagerty Group and Markel (the “Exchange Agreement”). HHC is owned by members of the Hagerty family, including McKeel Hagerty, our CEO, Tammy Hagerty, the sister of McKeel Hagerty, and the Kim Hagerty Revocable Trust, a trust for the benefit of Kim Hagerty’s estate. The shareholders of HHC have the authority over the disposition and voting of the shares of Class V Common Stock held by HHC. Each of McKeel Hagerty, Tammy Hagerty and The Goldman Sachs Trust Company, N.A., as the trustee for the Kim Hagerty Revocable Trust, have voting power on matters submitted to the shareholders of HHC, and except in limited circumstances, decisions to vote or dispose of the shares of Class A Common Stock will be made by a majority vote of the three voting shareholders. In addition, following the date that is three years after the Closing any of McKeel Hagerty, Tammy Hagerty, or the Kim Hagerty Revocable Trust may require HHC to exchange Class V Common Stock and Hagerty Group Units for Class A Common Stock in an amount up to 2% of the fully-diluted outstanding shares of Class A Common Stock then outstanding; provided, that, in no event shall HHC be required to exchange such interests if, prior to the 15th anniversary of the closing of the Business Combination, as a result of the exchange, HHC would cease to hold at least 55% of the voting power of Hagerty. Also, in the event that either of McKeel Hagerty or Tammy Hagerty dies, the estate of the deceased HHC shareholder may cause HHC to exchange Class V Common Stock and Hagerty Group Units in an amount necessary to cover the estate obligations of the deceased shareholder’s estate after taking into account certain other resources available to the estate, including the amount of any life insurance proceeds received by the estate. As a result of these rights and the relative ownership of each of the three principal shareholders of HHC, McKeel Hagerty may be deemed to be the beneficial owner of 50,978,823 shares of Class A Common Stock, the Kim Hagerty Revocable Trust may be deemed to be the beneficial owner of 44,439,894 shares of Class A Common Stock, and Tammy Hagerty may be deemed to be the beneficial owner of 57,889,514 shares of Class A Common Stock.
(3)We are party to the Investor Rights Agreement with HHC, Markel, and State Farm, which became effective at the closing of the Business Combination (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things: (i) HHC has the right to nominate (a) two directors to our Board for so long as HHC and its permitted transferees hold 50% of our common stock that it owned as of the Closing, and (b) one director to our Board for so long as HHC and its permitted transferees hold 25% of our common stock that it owned as of the Closing; (ii) Markel has the right to nominate one director to our Board for so long as Markel and its permitted transferees hold 50% of our common stock that it owned as of the Closing; and (iii) State Farm has the right to nominate one director to our Board for so long as State Farm and its permitted transferees hold 50% of our common stock that it owned as of the Closing. Each of HHC, Markel, and

State Farm agreed to vote its shares of our common stock in support of the director nominees submitted pursuant to the Investor Rights Agreement and against certain other actions that are contrary to the rights in the Investor Rights Agreement. By virtue of the voting agreement under the Investor Rights Agreement, each of HHC, Markel, and State Farm may be deemed to be a member of a “group” for purposes of Section 13(d) of the Exchange Act. Each of HHC, Markel, and State Farm has expressly disclaimed beneficial ownership of any shares of Class A Common Stock or other securities of the Company held by the other parties that are subject to the voting agreement under the Investor Rights Agreement.
(4)Consists of (i) 75,000,000 shares of Class V Common Stock and an equal number of Hagerty Group Units issued to Markel in the Business Combination, (ii) 3,000,000 shares of Class A Common Stock purchased as part of the PIPE Shares, (iii) 540,000 shares of Class A Common Stock which can be acquired upon the exercise of PIPE Warrants, and (iv) 1,272,265 shares of Class A Common Stock as a result of the conversion mechanisms of the Series A Preferred Stock to Class A Common Stock. A share of Class V Common Stock and a single Hagerty Group Unit are exchangeable for one share of Class A Common Stock on a one-for-one basis pursuant to the Exchange Agreement. Markel’s principal business address is 4521 Highwoods Parkway, Glen Allen, VA 23060.
(5)Consists of (i) 50,000,000 shares of Class A Common Stock purchased as part of the PIPE Shares, (ii) 9,000,000 shares of Class A Common Stock which can be acquired upon the exercise of PIPE Warrants, and (iii) 4,240,881 shares of Class A Common Stock as a result of the conversion mechanisms of Series A Preferred Stock to Class A Common Stock. State Farm’s principal business address is One State Farm Plaza, Bloomington, IL 61710.
(6)As a result of his ownership interest in HHC and certain governance rights at HHC, McKeel Hagerty may be deemed to be the beneficial owner of 50,978,823 shares of Class A Common Stock; see footnote 2 above. Additionally, as trustee of the McKeel O Hagerty Revocable Trust, McKeel Hagerty may be deemed to be the beneficial ownership of 424,088 shares of Class A Common Stock as a result of the conversion mechanisms of the Series A Preferred Stock to Class A Common Stock. As of May 15, 2024, Mr. Hagerty is also the beneficial owner of 359,044 shares of Class A Common Stock following the vesting of equity grants and shares netted to cover tax withholding on those vested grants.
(7)Consists of (i) 43,638 shares of Class A Common Stock held directly by Rob Kauffman, (ii) 2,143,571 shares of Class A Common Stock held by Aldel LLC which were converted from Aldel's Class B common stock on a one-for-one basis in connection with the Business Combination, (iii) 1,397,555 shares of Class A Common Stock held directly by Aldel LLC, as of close of markets on May 15, 2024, purchased in connection with the Aldel IPO, (iv) 2,000,000 shares of Class A Common Stock purchased as part of the PIPE Shares by Aldel LLC, (v) 360,000 shares of Class A Common Stock which can be acquired upon the exercise of PIPE Warrants held by Aldel LLC, (vi) 871,384 shares of Class A Common Stock which can be acquired upon the exercise of Public Warrants held by Aldel LLC, (vii) 257,500 shares of Class A Common Stock which can be acquired upon the exercise of Private Placement Warrants held by Aldel Capital LLC, and (vii) 650,000 shares of Class A Common Stock which can be acquired upon the exercise of OTM Warrants held by Aldel Capital LLC. Pursuant to the Sponsor Warrant Lock-Up Agreement, the Private Placement Warrants are not exercisable until the date on which the volume weighted average trading price of Class A Common Stock exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, and the OTM Warrants are not exercisable until the date on which the volume weighted average trading price of Class A Common Stock exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period. Aldel Capital LLC is wholly owned by Aldel LLC. Rob Kauffman has voting and investment power over the shares of Class A Common Stock held by Aldel LLC
(8)Consists of (i) 418,638 shares of Class A Common Stock, and (ii) 72,000 shares of Class A Common Stock which can be acquired upon the exercise of PIPE Warrants held by the William and Cheryl Swanson Revocable Trust UTD 9/28/2000, of which Bill Swanson has sole voting and dispositive power over the securities held by the trust.

LEGAL MATTERS
The validity of the securities covered by this Prospectus/Offer to Exchange has been passed upon for us by DLA Piper LLP (US), Phoenix, Arizona.
EXPERTS
The consolidated financial statements of Hagerty, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by referenced in this Prospectus/Offer to Exchange, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy, and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is Hagerty.com. Information contained on our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
This Prospectus/Offer to Exchange and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement or the exhibits. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this Prospectus/Offer to Exchange or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation of Certain Information By Reference
The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus/Offer to Exchange or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus/Offer to Exchange to the extent that a statement contained in this Prospectus/Offer to Exchange or a subsequently filed document incorporated by reference modifies or replaces that statement.
This Prospectus/Offer to Exchange and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024 (including the portions of our Definitive Proxy Statement on Schedule 14, filed with the SEC on April 25, 2024 incorporated by reference therein);
•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;

•our Current Reports on Form 8-K filed with the SEC on February 13, 2024, March 1, 2024, April 1, 2024, and May 31, 2024; and
•the description of our Class A Common Stock contained in our registration statement on Form 8-A, filed with the SEC on March 18, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act in this Prospectus/Offer to Exchange, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus/Offer to Exchange and deemed to be part of this Prospectus/Offer to Exchange from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this Prospectus/Offer to Exchange by writing or telephoning us at the following address:
Hagerty, Inc.
121 Drivers Edge
Traverse City, Michigan 49684
(800) 922-4050
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Prospectus/Offer to Exchange or any accompanying prospectus supplement.

Annex A
FORM OF IPO WARRANT AMENDMENT
AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), dated as of               , 2024, is made by and between Hagerty, Inc., a Delaware corporation (f/k/a Aldel Financial Inc.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of April 8, 2021, between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of (i) the Registered Holders of 50% of the then outstanding Public Warrants, and (ii) the Registered Holders of 50% of the then outstanding Private Placement Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Common Stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 (No. 333-          ) filed with and declared effective by the Securities and Exchange Commission on               , 2024, (i) the Registered Holders of % of the then outstanding Public Warrants, and (ii) the Registered Holders of % of the then outstanding Private Placement Warrants, consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1Amendments to Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement by adding the new Section 6A thereto:
“6A. Mandatory Exchange.
6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for Common Stock, at the exchange rate of 0.18 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In addition, notwithstanding Section 4.6 hereof, in lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [●]1.
6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, (or, as to holders of Warrants held in global form, in accordance with DTC notice procedures) by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall
1 This will be the last sale price of the Company’s Common Stock on the NYSE on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on June 3, 2024).

appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.
6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”
2Miscellaneous Provisions.
2.1Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.2Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.3Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.4Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.5Effect on Existing Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
2.6Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HAGERTY, INC.

By:
	Name:	[●]
	Title:	[●]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
	Name:	[●]
	Title:	[●]
[Signature Page to Amendment to Warrant Agreement]

Annex B
FORM OF BUSINESS COMBINATION WARRANT AMENDMENT
AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), dated as of               , 2024, is made by and between Hagerty, Inc., a Delaware corporation (f/k/a Aldel Financial Inc.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of December 2, 2021, between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the then outstanding Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Common Stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 (No. 333-          ) filed with and declared effective by the Securities and Exchange Commission on               , 2024, the Registered Holders of % of the then outstanding Warrants consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1Amendments to Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement by adding the new Section 6A thereto:
“6A. Mandatory Exchange.
6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for Common Stock, at the exchange rate of 0.18 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In addition, notwithstanding Section 4.6 hereof, in lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [●]1.
6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, (or, as to holders of Warrants held in global form, in accordance with DTC notice procedures) by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company
1 This will be the last sale price of the Company’s Common Stock on the NYSE on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on June 3, 2024).

will make a public announcement of its election through a press release following the mailing of such notice.
6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”
2Miscellaneous Provisions.
2.1Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.2Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.3Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.4Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.5Effect on Existing Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
2.6Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HAGERTY, INC.

By:
	Name:	[●]
	Title:	[●]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
	Name:	[●]
	Title:	[●]
[Signature Page to Amendment to Warrant Agreement]

Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
Hagerty, Inc.
for
Shares of Class A Common Stock
of
Hagerty, Inc.
and
Consent Solicitation

PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:
Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, New York 10004
Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.
The Information Agent for the Offer and Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(888) 564-8149 (Toll Free)
(212) 269-5550 (call collect)
Email: HGTY@dfking.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the registrant’s certificate of incorporation and bylaws limit the liability of the registrant’s directors to the fullest extent permitted by the DGCL, and provide that the registrant will indemnify its directors to the fullest extent permitted by the DGCL.
The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the registrant’s director or officer or was serving at the registrant’s request in an official capacity for another entity. The registrant must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant. Any claims for indemnification by the registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.
The registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 21.     Exhibits and Financial Statement Schedules.
(a)Exhibits
The following exhibits are included in this registration statement on Form S-4:

Exhibit No.	Description
2.1*
Business Combination Agreement, dated as of August 17, 2021, by and among Aldel Financial Inc. Aldel Merger Sub LLC and The Hagerty Group, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 18, 2021).

3.1
Third Amended and Restated Certificate of Incorporation of the Company, dated December 2, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No.3 to Form S-1 (File No. 333-261810), filed with the SEC on January 20, 2023).

3.2	Amended and Restated By-Laws of the Company, dated December 2, 2021 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
3.3
Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company dated June 23, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on June 23, 2023).

4.1	Form of Class A Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
4.2	Form of Class V Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
4.3	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
4.4
Warrant Agreement, dated April 8, 2021, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 333-253166), filed with the SEC on April 13, 2021).

4.5
Warrant Agreement, dated December 2, 2021, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.5 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

5.1#	Opinion of DLA Piper LLP (US).

Exhibit No.	Description
8.1#	Tax Opinion of DLA Piper LLP (US).
10.1
Form of Subscription Agreement, dated as of August 17, 2021, by and between the Company and certain institutional and accredited investors party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 18, 2021).

10.2
Amended and Restated Registration Rights Agreement, dated as of August 17, 2021, among the Company, Aldel Investors LLC, FG SPAC Partners LP, ThinkEquity, a division of Fordham Financial Management, Inc., HHC, State Farm Mutual Automobile Insurance Company, Markel Corporation, and certain other parties (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 18, 2021).

10.3
Investor Rights Agreement, dated as of August 17, 2021, among Hagerty Holding Corp., State Farm Mutual Automobile Insurance Company, Markel Corporation and the Company (incorporated by reference to Exhibit 10.8 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 18, 2021).

10.4
Tax Receivable Agreement, dated as of December 2, 2021, by and between the Company, Hagerty Holding Corp. and Markel Corporation (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

10.5
Amendment No. 1 to Tax Receivable Agreement, dated as of June 23, 2023, by and among the Company, The Hagerty Group, LLC, Hagerty Holding Corp. and Markel Group Inc (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on June 23, 2023).

10.6
Sixth Amended and Restated Limited Liability Company Agreement of The Hagerty Group, LLC, dated December 18, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 22, 2023).

10.7
Sponsor Warrant Lock-Up Agreement, dated as of December 2, 2021, by and among the Company, Aldel Investors LLC and FG SPAC Partners, LP (incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

10.8
Amended and Restated Exchange Agreement, dated as of March 23, 2022, by and among the Company, The Hagerty Group, LLC, Markel Corporation, and Hagerty Holding Corp. Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.8 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.9†
Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

10.10†	Hagerty, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
10.11†	Hagerty, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).
10.12*
Securities Purchase Agreement, dated as of June 23, 2023, by and among the Company, State Farm Mutual Automobile Insurance Company, Markel Group Inc., McKeel O Hagerty Revocable Trust dated September 18, 2003, and First Restated Tammy J. Hagerty Revocable Trust dated September 2, 2004 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on June 23, 2023).

10.13
Registration Rights Agreement, dated as of June 23, 2023, by and among the Company, State Farm Mutual Automobile Insurance Company, Markel Group Inc., McKeel O Hagerty Revocable Trust dated September 18, 2003, and First Restated Tammy J. Hagerty Revocable Trust dated September 2, 2004 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on June 23, 2023).

10.14†
Employment Agreement, dated as of August 16, 2021, by and between The Hagerty Group, LLC and Paul E. Rehrig (incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

10.15†
Amendment to Employment Agreement, dated January 1, 2023, by and between the Company and Paul E. Rehrig (incorporated by reference to Exhibit 10.13 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.16†
Employment Agreement, dated as of January 1, 2018, by and between Hagerty Holding Corp. and McKeel O Hagerty (incorporated by reference to Exhibit 10.13 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 8, 2021).

Exhibit No.	Description
10.17†
Amendment to Employment Agreement, dated March 10, 2023, by and between the Company and McKeel O Hagerty (incorporated by reference to Exhibit 10.15 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.18†
Employment Agreement, dated August 19, 2022, by and between the Company and Patrick McClymont (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 23, 2022).

10.19†
Amendment to Employment Agreement, dated January 1, 2023, by and between the Company and Patrick McClymont (incorporated by reference to Exhibit 10.17 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.20†
Employment Agreement, dated December 1, 2021, by and between the Company and Kenneth Ahn (incorporated by reference to Exhibit 10.18 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.21†
Amended and Restated Employment Agreement, dated January 1, 2023, by and between the Company and Kenneth Ahn (incorporated by reference to Exhibit 10.19 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 14, 2023).

10.22†
Executive Retention, Transition and Release Agreement, dated July 31, 2023, by and between The Hagerty Group, LLC and Barbara Matthews (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on August 2, 2023).

10.23†
Employment Agreement, dated August 1, 2023, by and between the Company and Diana Chafey (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q (File No. 001-40244), filed with the SEC on November 8, 2023).

10.24
Sixth Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2023, among The Hagerty Group LLC, and JPMorgan Chase Bank, N.A., as Administrative Agent to the Lenders (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q (File No. 001-40244), filed with the SEC on May 9, 2023).

10.25
Seventh Amendment to Amended and Restated Credit Agreement, dated as of April 7, 2023, among The Hagerty Group LLC, and JPMorgan Chase Bank, N.A., as Administrative Agent to the Lenders (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q (File No. 001-40244), filed with the SEC on May 9, 2023).

10.26*
Eighth Amendment to Amended and Restated Credit Agreement, dated as of June 15, 2023, among The Hagerty Group LLC, Broad Arrow Capital Europe Limited, Broad Arrow Capital UK Limited, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q (File No. 001-40244), filed with the SEC on August 8, 2023).

10.27
Ninth Amendment to Amended and Restated Credit Agreement, dated as of September 19, 2023, among The Hagerty Group LLC, Broad Arrow Capital Europe Limited, Broad Arrow Capital UK Limited, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.3 of the Company’s Form 10-Q (File No. 001-40244), filed with the SEC on November 8, 2023).

10.28*
Tenth Amendment to Amended and Restated Credit Agreement, dated as of November 28, 2023, among The Hagerty Group, LLC, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 1, 2023).

10.29*
Fifth Amended and Restated Master Alliance Agreement between the Company, The Hagerty Group, LLC, and Markel Corporation, dated December 18, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on December 22, 2023).

10.30†
Form 1 of Restricted Stock Unit Agreement pursuant to the Hagerty, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 99.3 of the Company’s Form S-8 (File No. 333-263989), filed with the SEC on March 30, 2022).

10.31†
Form 2 of Restricted Stock Unit Agreement pursuant to the Hagerty, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 99.4 of the Company’s Form S-8 (File No. 333-263989), filed with the SEC on March 30, 2022).

10.32†
Performance Restricted Stock Unit Agreement pursuant to the Hagerty, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 99.5 of the Company’s Form S-8 (File No. 333-263989), filed with the SEC on March 30, 2022).

Exhibit No.	Description
10.33†
Amended and Restated Annual Incentive Plan of The Hagerty Group, LLC., effective January 1, 2023, (incorporated by reference to Exhibit 10.33 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 12, 2024).

10.34†
Amended and Restated Deferred Incentive Awards Plan of Hagerty Insurance Agency, LLC., effective January 1, 2019 (incorporated by reference to Exhibit 10.34 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 12, 2024).

10.35
Eleventh Amendment to Amended and Restated Credit Agreement, dated as of May 29, 2024, among The Hagerty Group, LLC, Wells Fargo Bank, National Association, and JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on May 31, 2024).

10.36
Employment Agreement, effective as of July 1, 2024, by and between the Company and Jeff Briglia (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-40244), filed with the SEC on May 31, 2024).

10.37#	Tender and Support Agreement, dated June 3, 2024, by and among Hagerty, Inc. and the Holders party thereto.
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Form 10-K (File No. 001-40244), filed with the SEC on March 12, 2024).
23.1#	Consent of Deloitte & Touche LLP, independent registered public accountant of the Company, filed herewith.
23.2#	Consent of DLA Piper LLP (US) (included as part of Exhibit 5.1 hereto).
23.3#	Consent of DLA Piper LLP (US) (included as part of Exhibit 8.1 hereto).
24.1#	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1#	Form of Letter of Transmittal and Consent.
99.2#	Form of Notice of Guaranteed Delivery.
99.3#	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.
99.4#	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.
107#	Filing Fee Table.
__________________
*The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#       Filed herewith.
†Indicates management contract or compensatory plan or arrangement.
Item 22.     Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)The undersigned registrant hereby undertakes that:
(1)prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and
(2)every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Traverse City, State of Michigan, on June 3, 2024.

HAGERTY, INC.

By:	/s/ McKeel O Hagerty
McKeel O Hagerty
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints McKeel O Hagerty as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ McKeel O Hagerty
McKeel O Hagerty	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	June 3, 2024

/s/ Patrick McClymont
Patrick McClymont	Chief Financial Officer (Principal Financial Officer)	June 3, 2024

/s/ Kevin M. Delaney
Kevin M. Delaney	Chief Accounting Officer and Controller (Principal Accounting Officer)	June 3, 2024

/s/ F. Michael Crowley
F. Michael Crowley	Director	June 3, 2024

/s/ Laurie L. Harris
Laurie L. Harris	Director	June 3, 2024

/s/ Robert I. Kauffman
Robert I. Kauffman	Director	June 3, 2024

/s/ Sabrina Kay
Sabrina Kay	Director	June 3, 2024

/s/ Mika Salmi
Mika Salmi	Director	June 3, 2024

/s/ William H. Swanson
William H. Swanson	Director	June 3, 2024

/s/ Randall Harbert
Randall Harbert	Director	June 3, 2024